Exhibit 4.2

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 5.500% Senior Notes due 2026 (the “Notes”) issued pursuant to the Indenture, dated as of April 9, 2014 (the “Base Indenture”), by and among the Issuer, the guarantors party thereto (the “Guarantors”),and the Trustee, as supplemented by the Fifth Supplemental Indenture, dated of March 14, 2018 (the “Fifth Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Base Indenture, as supplemented by the Fifth Supplemental Indenture is referred to herein as the “Indenture”.

The obligations of the Guarantor pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Base Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: March 14, 2018

WARNER MUSIC GROUP CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to the Warner Music Group Guarantee]